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                                  Exhibit 21
                        SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY                                      STATE OF INCORPORATION

The Canton Oil & Gas Company                    Ohio

  Target Oilfield Pipe & Supply Company         Ohio

Ward Lake Drilling, Inc.                        Michigan

Peake Energy, Inc.                              Delaware


As of December 31, 1997, the other subsidiaries included in the registrant's consolidated financial statements, and all other subsidiaries considered in the aggregate as a single subsidiary, did not constitute a significant subsidiary.